Exhibit 99.2

12600 Whitewater Drive, Suite 150 Minnetonka, MN 55343 952-930-4802	MEMO

To:	KMG America Distributors
From:	Kenneth Kuk, Chairman, President and CEO of KMG America Corporation
Re:	KMG America to be acquired by Humana Inc.

KMG America (NYSE:KMA) announced today that it has signed a definitive merger agreement to be acquired by Humana Inc., (NYSE:HUM). Humana is based in Louisville, Kentucky and is one of the nation’s largest publicly traded health benefits companies. The convergence of KMG America and Humana will combine Humana’s market presence, brand and financial strength with KMG America’s demonstrated expertise in ancillary group and voluntary benefit products.

We are excited about what the merger with Humana will mean for both organizations, our producers and our customers. In looking for a strategic partner, we wanted a company that would protect our financial strength and ratings and also had a strong interest in our products, services, customers, distributors and associates. We believe our affiliation with Humana meets those objectives and predict this will be a win-win for all involved...including you.

The primary message we want to relay is “business as usual, but better.” KMG America will continue to market under our current name and brand as we transition to being part of the Humana family. We will retain our original strategy of selling core and voluntary benefits through a single point of contact. We anticipate leveraging the Humana brand and taking advantage of cross-selling opportunities over time. This merger will not involve a complex systems or organizational integration with Humana. Therefore, you should experience no disruption with your contacts, administration or processes.

We want to thank you for your loyalty and support, especially over the last several months. Now, with the power of Humana behind us, we will be a stronger force as we offer quality core and voluntary benefits to employers nationwide.

The merger is subject to approval by KMG America shareholders and various regulatory bodies, which we expect to be completed in the first calendar quarter of 2008. We will communicate with you as the process evolves.

In closing, Humana has a strong history of leading change by providing consumers with innovative health and benefit solutions. We are happy to be joining their family of companies.

Additional Information and Where to Find It

KMG America plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the special meeting of the KMG America shareholders that will be held to consider the proposed merger (the “Merger Proxy Statement”) and KMG America may file other documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE MERGER PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. When available, shareholders may obtain a free copy of the Merger Proxy Statement and other documents that KMG America files with the SEC at the SEC’s website, at www.sec.gov. The Merger Proxy Statement and other documents filed with the SEC may also be obtained free of charge from KMG America, at www.kmgamerica.com, or by directing a request to KMG America Corporation, 12600 Whitewater Drive, Suite 150, Minnetonka, Minnesota 55343, Attention: General Counsel.

Participants in the Solicitation

KMG America, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed transaction. Information regarding the interests of such directors and executive officers is included in KMG America’s proxy statement filed with the SEC on March 30, 2007, and information concerning such individuals will be included in the proxy statement relating to the proposed merger, when it becomes available. To the extent such individuals’ holdings of KMG America’s securities have changed since the amounts printed in the proxy statement dated March 30, 2007, such changes have been reflected on Forms 3, 4 and 5 filed with the SEC and will be reflected in the Merger Proxy Statement.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this letter are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These include statements as to the expected timing, completion and effects of the proposed merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond the control of KMG America. Due to known and unknown risks, actual results may differ materially from expectations or projections. KMG America does not undertake any obligations to update any forward-looking statement, whether written or oral, relating to matters discussed in this letter.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the shareholders of KMG America may not approve and adopt the merger agreement and the transactions contemplated by the merger agreement at the special shareholders meeting; the parties may be unable to obtain governmental and regulatory approvals required for the merger; required governmental or regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; the parties may be unable to complete the merger because, among other reasons, conditions to the closing of the merger may not be satisfied or waived; or other factors that may be referred to in KMG America’s reports filed with or furnished to the Securities and Exchange Commission from time to time. There can be no assurance that other factors not currently anticipated by KMG America will not materially and adversely affect future events. Viewers of this letter are cautioned to consider these risks and uncertainties and not to place undue reliance on the forward-looking statements.